SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______)

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INDUSTRIAL SERVICES OF AMERICA, INC.
_______________________________________
(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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INDUSTRIAL SERVICES OF AMERICA, INC.
______________________________

Notice of Annual Meeting of Shareholders
To Be Held on October 15, 2014
______________________________

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky 40213, on Wednesday, October 15, 2014 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)    To elect seven (7) directors for a term expiring in 2015;

(2)	To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To approve the issuance of options to purchase 1,500,000 shares of our Common Stock to Algar, Inc. (the "Manager"), pursuant to the Stock Option Agreement with the Manager;

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for the above proposals (1) - (3).

By signing the enclosed proxy, you are appointing Orson Oliver and Francesca Scarito as proxies, with full power of substitution, to vote all shares of Industrial Services of America, Inc. common stock held by you as of August 11, 2014 at the annual meeting on October 15, 2014, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on August 11, 2014 are entitled to notice of and to vote at the annual meeting. The transfer books will not be closed.

This proxy statement, notice of annual meeting and form of proxy are first being mailed or made available to shareholders on or about August 27, 2014.

By Order of the Board of Directors

/s/ Michael P. Shannonhouse
Michael P. Shannonhouse
Secretary

7100 Grade Lane
Louisville, Kentucky 40213
August 27, 2014

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 15, 2014

Our Proxy Statement related to our 2014 Annual Meeting of Shareholders and our Annual Report on Form 10-K, as amended, for the fiscal year ended on December 31, 2013 are available on our website at http://www.cfpproxy.com/4877.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213
PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the 2014 annual meeting of shareholders of Industrial Services of America, Inc. ("ISA" or the “Company”), which we are holding at Building No. 1, 7100 Grade Lane, Louisville, KY 40213 at 10:00 A.M. (Eastern Daylight Time) on Wednesday, October 15, 2014 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If you do not specify a choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, (ii) the ratification of the independent registered public accounting firm for the 2014 fiscal year, and (iii) the issuance of options to purchase 1,500,000 shares of ISA Common Stock to Algar, Inc. The person executing the proxy may revoke it at any time before the proxy holder exercises the authority thereby granted by giving written notice to our Secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder notifies the Secretary of the meeting in writing prior to voting of the proxy.

We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

The presence in person or by proxy of shareholders holding a majority of the issued and outstanding shares of our Common Stock entitled to vote will constitute a quorum for the transaction of all business at the annual meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, vote against or abstain from voting on (i) the proposal to ratify the selection of the independent registered public accounting firm for the 2014 fiscal year and (ii) the proposal to issue options to purchase 1,500,000 shares of ISA Common Stock to Algar, Inc. We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

This proxy statement, notice of annual meeting and form of proxy are first being mailed or made available to shareholders on or about August 27, 2014.

INDUSTRIAL SERVICES OF AMERICA, INC.
PROXY STATEMENT
For the Annual Meeting on October 15, 2014

VOTING SECURITIES

Only shareholders of record at the close of business on August 11, 2014 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof. As of the record date there were 7,956,410 shares of our Common Stock outstanding and entitled to vote. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

The following table sets forth information regarding beneficial ownership of our Common Stock as of August 15, 2014 for (i) each of our Named Executive Officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percentage of Class (1)

Orson Oliver 7100 Grade Lane Louisville, KY 40213	1,951,705	(4)	23.53%	(4)

Sean Garber 7100 Grade Lane Louisville, KY 40213	1,816,956	(5)	22.84%	(5)

The Estate of Harry Kletter 7100 Grade Lane Louisville, KY 40213	517,788	(6)	6.51%	(6)

Harry Kletter Family Ltd Ptnsp 7100 Grade Lane Louisville, KY 40213	750,000		9.43%

David Russell P.O.Box 280481 Northridge, CA 91328	673,712	(7)	8.12%	(7)

K&R, LLC 7100 Grade Lane Louisville, KY 40213	549,168		6.90%

Albert Cozzi 7100 Grade Lane Louisville, KY 40213	215,991	(8)	2.60%	(8)

Francesca Scarito 7100 Grade Lane Louisville, KY 40213	113,500	(9)	1.37%	(9)

Recycling Capital Partners, LLC 295 S Commerce Drive Waterloo, IN 46793	857,143	(10)	10.77%

Ronald Strecker 7100 Grade Lane Louisville, KY 40213	49,000	(11)	0.59%	(11)

Alan Schroering 7100 Grade Lane Louisville, KY 40213	20,800	(12)	0.26%

James Wiseman III 511 Penny Royal Way Louisville, KY 40223	7,500		0.09%

Brian Donaghy 18719 Weatherford Circle Louisville, KY 40245	—		—%

William Yarmuth 7100 Grade Lane Louisville, KY 40213	3,953		0.05%

Vince Tyra 7100 Grade Lane Louisville, KY 40213	—		—%

All directors and executive officers as a group	2,354,949	(13)	28.50%

(1)
The table reflects share ownership and the percentage of such share ownership as of August 15, 2014. We have determined the percentages on the basis of 7,956,410 shares of our Common Stock outstanding and exclusive of 93,212 shares of Common Stock held as Treasury stock.

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock beneficially owned by him, her or it.

(3)
Based upon information furnished to the Company by the named persons, information contained in filings with the SEC, and information in our shareholder records. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days, and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. However, we do not consider shares of which beneficial ownership can be acquired within 60 days to be outstanding when we calculate the percentage ownership of any other person.

(4)
Includes options to purchase 86,000 shares exercisable within 60 days of August 15, 2014 and 3,750 shares held in Trusts for Mr. Oliver's daughter and minor grandchildren for which Mr. Oliver is the trustee. Also includes 517,788 shares held by the Estate of Harry Kletter, 750,000 shares owned by The Harry Kletter Family Limited Partnership, and 549,168 shares owned by K&R, LLC, subject to the Proxies described in footnote 5, below.

(5)
On November 19, 2013, each of Harry Kletter, The Harry Kletter Family Limited Partnership and K&R, LLC granted to Mr. Garber and Orson Oliver, jointly, an Irrevocable Proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of our capital stock then owned or thereafter acquired by each proxy grantor as fully, to the same extent, and with the same effect as they might or could do under applicable laws or regulations governing the rights and powers of shareholders of a Florida corporation. The Proxies state that they were granted in connection with a Management Agreement (the “Management Agreement”) entered into on December 2, 2013, effective as of December 1, 2013, by and between the Company and Algar, Inc. (“Algar”), a Kentucky corporation controlled by Mr. Garber. The Proxies relate to a total of 1,816,956 shares of Common Stock, made up of 517,788 shares held in Mr. Kletter’s estate, 750,000 shares owned by The Harry Kletter Family Limited Partnership, and 549,168 shares owned by K&R, LLC.

The Proxies were granted to Mr. Oliver and Mr. Garber as a condition of the Management Agreement, and as such are coupled with an interest and are irrevocable. The Proxies may be exercised by Mr. Oliver and Mr. Garber, jointly, for the period beginning on November 19, 2013 and ending on (i) November 19, 2014 or (ii) the maximum period of time allowed under Florida law, whichever is longer, unless sooner terminated in accordance with the Management Agreement.

Shares reported do not include the options to purchase 1,500,000 shares of ISA Common Stock issued to Algar in December 2013 as described at Item III herein.

(6) Harry Kletter's date of death was January 5, 2014. All shares are subject to the Proxies, as described in footnote 5, above.

(7) Includes options to purchase 30,000 shares exercisable within 60 days of August 15, 2014 and the following beneficially owned shares of our Common Stock: 345,547 shares held in a trust, 72,349 shares held in custodial accounts for Dr. Russell's adult stepson and minor children, and 150,454 shares held in various retirement plans for Dr. Russell's benefit.

(8)	Includes options to purchase 68,000 shares exercisable within 60 days of August 15, 2014.

(9)
Includes options to purchase 104,000 shares exercisable within 60 days of August 15, 2014 and 9,500 shares of Common Stock beneficially owned by RS Finance & Consulting, LLC, of which Ms. Scarito is President and the sole member.

(10) As sole manager of Recycling Capital Partners, LLC, Daniel M. Rifkin has shared voting and dispositive power over these 857,143 shares. Shares reported do not include warrants to purchase 857,143 additional shares which become exercisable on December 13, 2014.

(11) Includes options to purchase 49,000 shares exercisable within 60 days of August 15, 2014.

(12) Includes 3,800 shares of Common Stock held by Mr. Schroering's wife and minor sons.

(13) Includes the options described in notes 4, 8, 9 and 11 above to purchase 307,000 shares exercisable within 60 days of August 15, 2014.

A Management Agreement (the “Management Agreement”) entered into on December 2, 2013, effective as of December 1, 2013, by and between the Company and Algar, Inc. (“Algar”), a Kentucky corporation, gives Algar the right to appoint the Company's President and an additional executive officer of the Company. The Management Agreement provides that the Company’s board of directors will increase to up to seven members. The Company and Algar have also agreed that Algar, subject to certain limitations and Nasdaq listing requirements, may cause the appointment of up to two members, one of whom will serve as Vice Chairman. The term of the Management Agreement is effective December 1, 2013 and extends through December 31, 2016, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

Subject to shareholder approval and restrictions on exercisability set forth in a Stock Option Agreement entered into on December 2, 2013 by the Company and Algar (the “Stock Option Agreement”), the Company granted Algar an option to purchase a total of 1,500,000 shares of our Common Stock at an exercise price per share of $5.00.

Under the Management Agreement, the Company and Algar have agreed to use their best efforts to effect a business combination between them as soon as is reasonably practicable.

On November 19, 2013, each of Harry Kletter, The Harry Kletter Family Limited Partnership and K&R, LLC granted to our President, Sean Garber, and our Chairman of the Board and Interim Chief Executive Officer, Orson Oliver, jointly, an Irrevocable Proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of our capital stock then owned or thereafter acquired by each proxy grantor as fully, to the same extent, and with the same effect as they might or could do under applicable laws or regulations governing the rights and powers of shareholders of a Florida corporation. The Proxies state that they were granted in connection with the Management Agreement. The Proxies relate to a total of 1,816,956 shares of Common Stock, made up of 517,788 shares now held by Mr. Kletter’s estate, 750,000 shares owned by The Harry Kletter Family Limited Partnership, and 549,168 shares owned by K&R, LLC. Mr. Kletter’s date of death was January 5, 2014.

The Proxies may be exercised by Mr. Oliver and Mr. Garber, jointly, for the period beginning on November 19, 2013 and ending on (i) November 19, 2014 or (ii) the maximum period of time allowed under Florida law, whichever is longer, unless sooner terminated in accordance with the Management Agreement.

On December 2, 2013, Mr. Oliver and Mr. Garber entered into an Agreement, as modified from time to time, (the “Garber/Oliver Agreement”) through which they agreed upon the manner in which they will vote the shares of Common Stock represented by the Proxies. In particular, under the Oliver/Garber Agreement the parties agreed that:

1.	They will cause the shares of our Common Stock represented by the Proxies to be “present” and voted at any meeting of our stockholders.

2.
It is in the Company’s best interest to increase the number of directors on our board to a total of seven directors, and that they would cooperate with one another in exercising or voting the Proxies in furtherance of that change.

3.	It is in the respective best interests of the Company and Algar for Algar to have representation on the Company’s board of directors.

4.
They will cooperate with one another in exercising or voting the Proxies in favor of individuals to the Company’s board of directors who are nominated by Algar and by the board of directors as comprised immediately before the date of the Oliver/Garber Agreement; provided, that provision will not apply and will be of no force or effect in the case of (i) any such nominee for whom the Issuer would be required to provide disclosure pursuant to Regulation S-K Item 401(f) in any filing with the Securities and Exchange Commission or (ii) any nominees, the election of which would result in the Issuer’s board not being comprised of a majority of “independent directors,” as such term is defined by NASDAQ Listing Rule 5605.

5.	They will vote the Proxies in favor of any recommendation of the Company’s board of directors, as so comprised, requiring shareholder approval.

6.
During the term of the Management Agreement it might become mutually beneficial for the Company and Algar to enter into discussions concerning the possibility of merging the two companies and/or for the Company to acquire substantially all of the assets of Algar.

7.	If a mutually beneficial arms length deal is reached for a merger or asset acquisition, they would cooperate in exercising or voting the Proxies in favor of such a transaction.

8.	Subject to any fiduciary duties owed to the Company or its shareholders, they will use their best efforts to appoint Garber as Chairman and Chief Executive Officer of any surviving entity.

On June 13, 2014, in connection with a Securities Purchase Agreement, the Company and Recycling Capital Partners, LLC (the “Investor”) entered into a Director Designation Agreement (the "Director Designation Agreement") pursuant to which the Investor will have the right to designate, and require the Company's Board to appoint, up to two directors (each, a "Designated Director"). As of the date of this proxy statement, the Investor had the right, which has not been exercised, to designate one director. A Designated Director will hold office until (i) his or her term expires and such Designated Director's successor designated by the Investor has been appointed or (ii) such Designated Director's earlier death, disability, disqualification, resignation or removal, and the Investor shall have the right to appoint any successor to such Designated Director. The Investor's designation rights terminate at such time that the Investor and its affiliates collectively hold less than 5% of the Company's outstanding common stock. Pursuant to the Director Designation Agreement, the Company and the Investor agreed that the designation and appointment of the Designated Director nominees will not violate applicable law and will not cause the Company to become delisted from any securities exchange or other trading market.

ITEM I. ELECTION OF DIRECTORS

The nominees for election as directors are Albert Cozzi, Sean Garber, Orson Oliver, Francesca Scarito, Ronald Strecker, Vince Tyra and William Yarmuth. At the 2013 annual meeting, the shareholders elected Alan Gildenberg, Messrs. Cozzi and Oliver and Ms. Scarito for a term expiring at the 2014 annual meeting. On July 26, 2013, the Board of Directors appointed Ronald Strecker to the Board for a term expiring at the 2014 annual meeting. On June 11, 2014, the Board authorized an increase in the number of directors which constitute the entire Board of Directors from five to seven. Also on June 11, 2014, Mr. Gildenberg resigned as a member of the Board. On June 11, 2014, the Board appointed William B. Yarmuth, Vincent J. Tyra and Sean Garber to fill the vacancies created.  Messrs. Tyra and Yarmuth were recommended for nomination and appointment to the Board by Algar, Inc. pursuant to our Management Agreement with that entity. The three new directors accepted their appointments effective June 15, 2014. If elected, all directors nominated will hold office until the 2015 annual meeting and until their respective successors have been elected and qualified.

Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement. A plurality of the total votes cast at the annual meeting will elect the directors. That is, the seven nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the seven nominees for directors. If any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

The following table contains certain information regarding each nominee for election as director at this year's annual meeting. The Board of Directors has determined that all current directors have met the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards with the exception of Mr. Garber due to his position as President, Mr. Oliver due to his position as interim CEO and Ms. Scarito due to her consulting work for the Company. Each individual has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Orson Oliver	70	2005
Chairman of the Board and Interim Chief Executive Officer

Albert Cozzi	68	2006
Director

Francesca Scarito	48	2012
Director

Ronald Strecker	55	2013
Director

Sean Garber	47	2014
President and Director

Vince Tyra	48	2014
Director

William Yarmuth	62	2014
Director

Nominees for Directors

ORSON OLIVER has been our director since 2005, our Chairman of the Board since 2012 and our interim Chief Executive Officer since 2013. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In 1975, he joined the Bank of Louisville as general counsel. In 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. From May 2004 through December 2011, Mr. Oliver also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $320 billion as of December 31, 2013. Mr. Oliver has been a member of the board of directors of the Al J. Schneider Company since February 2004. Beginning in 2013, Mr. Oliver also serves as a director of the Bankers' Bank of Kentucky.

ALBERT A. COZZI has been our director since 2006. Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc. From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc. headquartered in Chicago, Illinois, and one of the largest full service metals recyclers in the United States. From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc. From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997. Mr. Cozzi received an M.B.A. from the University of Chicago.

FRANCESCA E. SCARITO has been our director since 2012. Ms. Scarito is President of RS Finance & Consulting, LLC, a boutique investment bank located in Boston, Massachusetts, which she founded in April 2009.  Ms. Scarito has been an investment banker for over 20 years and has extensive experience in private capital, equity capital markets and mergers and acquisitions.  At various times between August 2009 and August 2013, Ms. Scarito provided financial advisory and other consulting services to ISA. Prior to founding her own firm in April 2009, Ms. Scarito was a Managing Director in the Investment Banking Division of Canaccord Adams Inc., which she joined in 2007. Ms. Scarito earned a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Scarito has been a member of the board of directors of Ambient Corporation since June 2011.

RONALD STRECKER has been our director since 2013. He has been the Chief Financial Officer of the Al J. Schneider Company, a hospitality company headquartered in Louisville, KY, since 2007.

SEAN GARBER has been our President since December 2013. Mr. Garber is also President of Algar, Inc. ("Algar"), a company specializing in the sale of new and used auto parts, as well as in automobile and metal recycling. He has served as Algar's Chief Executive Officer since 2005. Prior to joining Algar, Mr. Garber owned Riverside Mortgage, Inc., a residential mortgage brokerage company, which he sold in 2006. Before Riverside Mortgage, Inc., Mr. Garber owned and operated CMJ Ventures, LLC, a trademarked and licensed apparel business. For information regarding the Company's appointment of Mr. Garber as President, the information regarding the Management Agreement, Irrevocable Proxy, and Garber/Oliver Agreement set forth under Voting Securities is hereby incorporated by reference.

VINCE TYRA has been President of ISCO Industries ("ISCO"), a global, customized piping solutions provider based in Louisville, Kentucky, since 2013. Prior to his position at ISCO, Mr. Tyra was a Managing Partner at Southfield Capital, a private investment firm based in Greenwich, Connecticut, where he joined in 2007. Mr. Tyra continues to be an Operating Partner with Southfield Capital, serves on the firm's investment committee and is a board member of various Southfield Capital portfolio companies. Prior to Southfield Capital, Mr. Tyra was CEO of Broder Bros., Co., a wholesale distributor of imprintable activewear. Prior to joining Broder, Mr. Tyra served as President of Retail and Activewear at Fruit of the Loom. Previous to Fruit of the Loom, Mr. Tyra was a principal investor and Executive Vice President of TSM, a Louisville, Kentucky based wholesale distributor of activewear.

WILLIAM YARMUTH has been the Chairman and Chief Executive Officer at Almost Family Inc. ("Almost Family"), a Louisville, Kentucky-based provider of a range of Medicare-certified home health nursing services to patients in need of recuperative and other care, since 1992. Mr. Yarmuth has been a director of Almost Family since 1991, when the company acquired National Health Industries, where Mr. Yarmuth was Chairman, President and Chief Executive Officer.

Except as disclosed above, none of the directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of our directors has any family relationship with any of our other directors or executive officers. Mr. Tyra and Yarmuth were recommended as nominees by Algar pursuant to the Management Agreement.

Director Qualifications

When considering whether the nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the nominating committee focuses primarily on the information discussed in each director's individual biographies set forth above. The following are the conclusions reached by the nominating committee with regard to each nominee.

Experience in the financial industry is exhibited by Messrs. Oliver, Cozzi, Strecker and Tyra and Ms. Scarito. With regard to Mr. Oliver, the nominating committee considered his past experience as an attorney with the U.S. Treasury Department in Washington D.C., his past presidency of the Bank of Louisville and his work as an independent general business consultant for PNC Bank. With regard to Mr. Cozzi, the nominating committee considered his extensive experience in the metallic scrap industry, and his direct operational experience in the industry. These experiences bring a unique perspective to our Board. With regard to Ms. Scarito, the nominating committee considered her years in investment banking as well as the consulting services she has provided to ISA, which gives her valuable insight into the Company. With regard to Mr. Strecker, the nominating committee considered his years of experience as Chief Financial Officer of a large company. With regard to Mr. Garber, the nominating committee considered his experience in the automotive and metal recycling industry. With regard to Mr. Tyra, the nominating committee considered his experience in growth management and his experience in an investment firm. With regard to Mr. Yarmuth, the nominating committee considered his experience as Chairman and Chief Executive Officer at Almost Family Inc.

Governance

A majority of our directors are independent. We combined the roles of Chairman of the Board and Chief Executive Officer in 2013. The Board appointed Mr. Oliver as Chairman of the Board at the May 15, 2012 Board meeting due to his legal and financial background as well as the work he has done on the Board and previously as Audit Committee Chairman. He is the director most familiar with our business and industry. On June 14, 2013, the Board appointed Mr. Oliver as interim President and interim Chief Executive Officer after our previous Chief Executive Officer, Harry Kletter, retired and after our previous President, Brian Donaghy, separated from the Company. Based on Mr. Oliver's legal and financial background as well as his knowledge and experience with the Company, management determined that Mr. Oliver is capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Oliver does not receive any salary from the Company; he receives fees as a director of the Company. Our day to day operations are managed by Sean Garber who was appointed as President by the Board on December 2, 2013 in connection with a Management Services Agreement. We recognize that different Board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal.

The Board has not appointed a lead independent director.  Currently, the Board membership consists of seven directors, four of whom are independent.  All of the independent directors are able to meet regularly in executive sessions without management to discuss the development and strategy of our Company.  These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our interim Chief Executive Officer.  Therefore, the Board has determined that a lead independent director is not necessary at this time.  As the composition of the Board changes or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

Our executive officers, especially the President, have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure the processes designed and implemented by our executives are adapted to and integrated with the Company's strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices and that the Board's involvement is appropriate to ensure effective oversight.

During 2013, the Board met eight times, five in person and three by telephonic conference call. In 2013, all directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

The members of the Compensation Committee are Messrs. Cozzi and Yarmuth. Ms. Scarito served as a member of the Compensation Committee during 2013, and Mr. Gildenberg was a member of the Compensation Committee until his resignation on June 11, 2014. The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our interim Chief Financial Officer. This committee did not meet in 2013. This committee does not have a chairperson. All functions of the Compensation Committee are performed by the committee as a whole. However, the Compensation Committee confers with our interim Chief Executive Officer, Mr. Oliver, to obtain additional input for the committee's decision-making process and recording our processes and procedures for determination of executive and director compensation, including the scope of authority of the Compensation Committee, the extent to which the Compensation Committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments. None of our executive officers served as a member of the Compensation Committee of another entity. Our Compensation Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

The Compensation Committee seeks to structure compensation that will provide sufficient incentives for Named Executive Officers (other than Mr. Oliver) to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The committee believes that the following measures help achieve this goal:

•
Named Executive Officers (other than Mr. Oliver) are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	We may enter into employment agreements with certain Named Executive Officers because they provide a form of protection for the Company and the individual;

•
In the past, certain executive officers have had long-term, performance-based incentives, such as cash and stock bonuses, included in their employment agreements, which hold individuals accountable for long-term decisions by only rewarding the success of those decisions. We may include such incentives in future employment agreements, as determined by the Compensation Committee.

The Audit Committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from the independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies. The Audit Committee met four times in 2013. The members of the Audit Committee are Messrs. Cozzi, Strecker and Tyra. Mr. Strecker is the chairperson of this committee. Mr. Gildenberg was a member of the Audit Committee until his resignation on June 11, 2014. All current members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards and the Audit Committee Qualifications of Rule 5605(c)(2). The Board of Directors has determined that Mr. Strecker is qualified as an "audit committee financial expert" based on a thorough review of his education and financial experience. The formal report of the Audit Committee with respect to the year 2013 begins on page 31 herein. Our Audit Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

The Nominating Committee has the power to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices for inclusion in the proxy statement for the following year's annual shareholder meeting. The Nominating Committee's charter directs the Nominating Committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The Nominating Committee has the authority to engage a third party search firm to assist in identification of candidates, but our Nominating Committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the Nominating Committee can identify candidates.

Upon identifying a candidate for serious consideration, one or more members of the Nominating Committee would initially interview the candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other Nominating Committee members (individually or as a group), meet our interim Chief Executive Officer and other executive officers and ultimately meet many of the other directors. The Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The Nominating Committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Nominating Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholders should address potential nominations to the Nominating Committee at our executive offices, which submissions we will then forward to the Nominating Committee. If shareholder nominations were made, the recording secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the Nominating Committee consider the shareholder nominations. The Nominating Committee would then perform an investigation of the candidate to determine if the candidate was qualified and would, if it so determined, present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The Nominating Committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The Nominating Committee has no obligation to nominate any such individual for election. We have not received any shareholder nominations for this annual meeting. Accordingly, we have not rejected or refused to nominate any such candidates.

Consistent with these procedures and the Management Agreement, Algar designated to the Nominating Committee, and the Nominating Committee recommended to the Board, the appointment of Messrs. Tyra and Yarmuth as members of the Board. The Board approved their appointments and nominations for election at the annual meeting.

The Management Agreement provides that the Company’s Board will increase to up to seven members. The Company and Algar have also agreed that Algar, subject to certain limitations and Nasdaq listing requirements, may cause the appointment of up to two members.

The Nominating Committee did not hire any director search firm in 2013 and, accordingly, paid no fees to any such company. As indicated above, however, the Nominating Committee may do so in the future if necessary.

The members of the Nominating Committee are Messrs. Cozzi, Strecker and Tyra. Mr. Gildenberg was a member of the Nominating Committee until his resignation on June 11, 2014. This committee does not have a chairperson. The Nominating Committee met one (1) time in 2013 as one new director nomination was submitted in 2013. Our Nominating Committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

Neither the Board nor the Nominating Committee has implemented a formal policy regarding director attendance at the annual meeting. Typically, the Board holds its annual organizational meeting immediately following the annual meeting, which results in most directors being able to attend the annual meeting. In 2013, all of the Company's directors attended the annual meeting.

The Executive Committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the Executive Committee shall have the authority to act in the place and stead of the Board of Directors. The Board appoints members to the Executive Committee as needed. Messrs. Cozzi and Oliver and Ms. Scarito make up the Executive Committee. Mr. Gildenberg was a member of the Executive Committee until his resignation on June 11, 2014. No meetings were held, nor were any actions taken by, the Executive Committee in 2013.

The Board of Directors has adopted our Code of Ethics for the Chief Executive Officer and Financial Executives, which is available on our website at www.isa-inc.com under Investor Relations. The Company will post any waivers to the Code of Ethics to our website. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding Common Stock to file with the Securities and Exchange Commission reports of changes in ownership of our Common Stock held by such persons. Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Forms 5 were required, all Section 16(a) filing requirements applicable to all of our officers, directors and greater than 10% shareholders were timely complied with during 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Mountjoy Chilton Medley LLP as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2014. This selection will be presented to shareholders for ratification at the annual meeting. If the shareholders fail to ratify this selection, the Audit Committee will reconsider the matter of the selection of the independent registered public accountants. We do not expect representatives of Mountjoy Chilton Medley LLP to be present at the annual meeting. We will deem the selection of Mountjoy Chilton Medley LLP ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

The Board will present the following resolution to the meeting:

“RESOLVED, that the selection by the Audit Committee of the Board of Directors of Mountjoy Chilton Medley LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company for 2014 is ratified.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MOUNTJOY CHILTON MEDLEY LLP.

ITEM III. APPROVAL OF THE ISSUANCE OF 1,500,000 STOCK OPTIONS TO ALGAR, INC. PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT WITH ALGAR, INC.

On December 1, 2013, we entered into the Management Services Agreement (the “Management Agreement”) with Algar, Inc. (the “Manager”) .  Subject to shareholder approval and restrictions on exercisability set forth in a Stock Option Agreement entered into on December 2, 2013 between us and the Manager (the “Stock Option Agreement”), we granted the Manager options to purchase a total of 1.5 million shares of our Common Stock at an exercise price per share of $5.00. At the annual meeting, the third proposal presented to the shareholders will be to approve the issuance of these options to the Manager.

The material terms of the Management and Stock Option Agreements are set forth below. Under the Management Agreement, the Manager provides the Company with day-to-day senior executive level operating management supervisory services. The Manager will also provide business, financial, and organizational strategy and consulting services, as our Board of Directors may reasonably request from time to time.

The Management Agreement gives the Manager the right to appoint our President and one additional executive officer. We are required to reimburse the Manager on a monthly basis for its pre-approved expenses, as defined in the Management Agreement, including expenses associated with the salaries of its executive appointees and employees. The Management Agreement also provides that our Board of Directors will increase to up to seven members. We have also agreed that the Manager, subject to certain limitations and Nasdaq listing requirements, may cause the appointment of up to two members, one of whom will serve as Vice Chairman. Under the Management Agreement, the Manager will be paid a bonus in an amount equal to 10.0% of any year-over-year increase in our pre-tax income during the term. The term of the Management Agreement is effective December 1, 2013 and extends through December 31, 2016, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

Subject to shareholder approval and restrictions on exercisability set forth in the Stock Option Agreement, we granted the Manager an option to purchase a total of 1.5 million shares of our Common Stock at an exercise price per share of $5.00. The first 375.0 thousand share options vested on December 1, 2013 and would become immediately exercisable if approved by the shareholders. The second 375.0 thousand share options vest and, if approved, become exercisable only if and after the market price of our Common Stock reaches $6.00 per share or our revenue following an acquisition increases by $30.0 million. If approved, the third 375.0 thousand share options vest and become exercisable only if and after the market price of our Common Stock reaches $8.00 per share or our revenue following an acquisition increases by $90.0 million. If approved, the fourth 375.0 thousand share options vest and become exercisable only if and after the market price of our Common Stock reaches $9.00 per share or our revenue following an acquisition increases by $120.0 million.

If approved, the options would become immediately exercisable for all 1.5 million shares upon the first to occur of any of the following: (i) the termination of the Manager's services under the Management Agreement by us without cause; (ii) the termination of the Manager's services under the Management Agreement by the Manager for good reason; or (iii) the occurrence of a change in control (with such vesting and expiration timed to give the Manager the right to exercise the options immediately before the expiration triggered by the change in control).

All rights of the Manager will terminate with respect to the options and the Manager will have no further rights under the Stock Option Agreement on the earlier of (i) the closing of a change of control transaction, (ii) immediately upon termination of the Manager's services under the Management Services Agreement by us for cause or by the Manager without good reason, (iii) immediately if the issuance of the options is not ratified by our shareholders, (iv) upon the expiration of the term of the Management Agreement, or (v) three years after the date of the Stock Option Agreement.

Under the Management Agreement, we have agreed to use our best efforts to effect a business combination between us and the Manager as soon as is reasonably practicable.

On December 2, 2013, in connection with the Management Agreement, our Board of Directors appointed Sean Garber as President. Mr. Garber replaced Orson Oliver who had been serving as interim President. Mr. Oliver continues to serve as the Company’s Chairman and interim Chief Executive Officer.

Under the Management Agreement, we will reimburse the Manager for the portion of Mr. Garber’s salary that is attributable to the Manager's services under the Management Agreement in an amount not to exceed $20.8 thousand per month or $250.0 thousand per year.

The Management Agreement, including the Stock Option Agreement attached thereto as Attachment A, is attached as Exhibit 10.1 to our Report on Form 8-K, as filed with the SEC on December 4, 2013.

The Board of Directors will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the issuance of 1,500,000 options to purchase shares of Common Stock to the Manager.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF 1,500,000 STOCK OPTIONS TO ALGAR, INC. PURSUANT TO THE MANAGEMENT SERVICES AGREEMENT.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In accordance with SEC regulations, the following table summarizes the compensation awarded to, paid to, or earned by: (i) all persons who served as our principal executive officer during 2013, (ii) all executive officers who were serving as executive officers at December 31, 2013 and whose total compensation exceeded $100,000, and (iii) the two executive officers who were not serving as executive officers at December 31, 2013 but whose total compensation exceeded $100,000 (collectively, the "Named Executive Officers").

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)
Harry Kletter	2013	$—	$147,828	(1)	$147,828
CEO (former)	2012	—	247,828	(1)	247,828

Orson Oliver	2013	$—	$32,600	(2)	$32,600
Interim CEO	2012	—	42,828	(2)	42,828

Alan Schroering	2013	$106,468	$12,428	(3)	$118,896
Vice-President of Finance and Interim CFO	2012	104,000	15,777	(3)	119,777

Brian Donaghy	2013	$153,462	$106,265	(4)	$259,727
President and COO (former)	2012	300,000	34,944	(4)	334,944

Jim Wiseman	2013	$148,235	$120,305	(5)	$268,540
Vice-President - Recycling (former)	2012	136,500	98,179	(5)	234,679

(1) Although Mr. Kletter did not receive any compensation directly from us, K&R, LLC, which is wholly-owned by Kletter Holding, LLC, the sole member of which was Mr. Kletter as of December 31, 2013, received $140,000 in 2013 and $240,000 in 2012 in the form of consulting fees. An amount of $7,828 is also included in this total and reflects Mr. Kletter's personal use of our company vehicle during 2013 and 2012. Mr. Kletter retired as CEO in May 2013. The consulting agreement with K&R was terminated effective July 31, 2013. Mr. Kletter passed away in January 2014.

We also paid K&R rental fees for our facilities of $645,600 and $582,000 in 2013 and 2012, respectively and equipment rental fees of $126,000 in both 2013 and 2012. These rental fees are not included in the table above. A description of these leases is set forth in the section of this proxy statement titled, Certain Relationships and Related Transactions.

(2) Mr. Oliver was appointed interim CEO and interim President in June 2013. He did not receive any compensation for serving in these roles. Amounts reflect director's fees earned of $29,000 and $35,000 in 2013 and 2012, respectively, as well as an amount of $3,600 and $7,828 that reflects Mr. Oliver's personal use of our company vehicle during 2013 and 2012, respectively. In 2013, Mr. Oliver attended five Board meetings and three Audit Committee meetings. He was not paid for one of the Audit Committee meetings, as he was not a member of the Audit Committee at the time of attendance.

(3) Amounts reflect our contribution to the 401(k) plan and the cost of health, dental, life, STD, and LTD benefits paid by the Company of $10,324 and $13,697 in 2013 and 2012, respectively.

(4) Amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $1,000 per month in 2012 and through June 2013, and the cost of health, dental, life, STD, and LTD benefits paid by the Company of $23,005 and $19,531 in 2013 and 2012, respectively. In 2013, the amount also includes $74,376 in consulting fees paid after Mr. Donaghy's separation from the Company in June 2013. Mr. Donaghy served as our principal executive officer following Mr. Kletter's resignation as CEO.

(5) Amounts reflect our contribution to the 401(k) plan, the automobile allowance in the amount of $800 per month in 2012 and through October 2013, and the cost of health, dental, life, STD, and LTD benefits paid by the Company of $19,613 and $16,265 in 2013 and 2012, respectively. In 2013, the amount also includes $20,000 in consulting fees paid in 2013 after Mr. Wiseman's separation from the Company at the end of October 2013 and $70,000 in accrued consulting fees payable in 2014.

As of December 31, 2013, no other executive officer was serving who received total compensation in excess of $100,000 in 2013.

As of August 15, 2014, we have not issued any shares of Common Stock as performance-based awards in 2014.

We do not have a post-employment compensation plan.

Compensation Committee Consultant
In January 2011 the Compensation Committee retained Bostonian Group, a Marsh & McLennan Agency Company, to undertake a market assessment and provide trend information on incentive compensation plans. Bostonian Group used Towers Watson Top Management Report (Services: $100M - $449M), Mercer Executive Compensation Survey (General Industry Less Than $500M), and Salary.com Companalyst Survey (General Industry $200M - $500M) as well as a peer group of companies (listed below) to determine the benchmark range of competitive salaries and incentives from which to determine the appropriate salaries and incentives for the Company's executives and senior managers. The market composite was calculated from the 25th, 50th and 75th percentiles of the aggregate peer group data and the three published surveys, with each weighted 25%. Bostonian Group also provided a summary of the peer group prevalent compensation practices, including merit increases, promotions, market adjustments, and target cash and equity incentives. Bostonian Group identified the group of public companies as the peer group that was similar to the Company (Avalon Holdings Corp, Casella Waste Systems Inc, Ceco Environmental Corp, Davey Tree Expert Co, Heritage-Crystal Clean Inc, Homeland Security Capital CP, Metalico Inc, Perma-Fix Environmental Svcs, Schnitzer Steel Inds, Team Inc, TRC Cos Inc, Unvl Stainless & Alloy Prods, US Ecology Inc, Versar Inc, Waste Connections Inc, Waste Management Inc, Waste Services Inc, WCA Waste Corp) in one or more of the following ways:

•	Operate in the scrap metal, waste management, recycling or related environmental services industries;

•	Reported revenue ranging from $36 million to $562 million in their most recent fiscal year; and

•	Employ executives in positions similar to those of the Company's senior management.

The Compensation Committee also retained a second consultant, RS Finance & Consulting, LLC, to supplement Bostonian Group's data by identifying additional public companies with gross margins and number of employees that were similar to those of the Company, and analyzing the compensation practices of those companies. The Compensation Committee used the collective input of the consultants to formulate an executive compensation plan they believe aligns management and shareholder interests; is consistent with market practices; has an appropriate mix of short-term and long-term incentives; and is designed to attract and retain key employees. In 2012, the Compensation Committee also canceled the Company's former Management Incentive Plan (the “MIP”) and Executive Incentive Plan (the “EIP”) in favor of the revised incentive plan described below. No performance goals set forth in the MIP and EIP were met in 2012, and the Company did not pay any compensation based on 2012 results. In 2013, the Company did not pay any compensation under the revised incentive plan.

Base Salary
When determining base salary levels for senior management, the Compensation Committee evaluates base salary levels of similar positions in the group of all selected peer companies used by both the Bostonian Group and RS Finance & Consulting, LLC. Base salaries reflect an executive's roles and responsibilities and recognize and reward individual skills, experience and sustained job performance.

Annual Incentive Bonuses
The Company's annual incentive compensation plan is a cash-based, pay-for-performance incentive plan. The plan covers executives and certain other personnel as determined by the Compensation Committee and the Company's President. The incentive compensation plan rewards the achievement of certain corporate operating and financial targets set by the Compensation Committee at the beginning of each year.

The Compensation Committee may also establish individual performance goals for executives in connection with annual incentive compensation.

The Compensation Committee, in consultation with the Board, establishes the Company's performance goals at the beginning of each year. The Compensation Committee awards incentive bonuses based on the degree to which corporate performance objectives were met during the year. The total amount of the target annual incentive payments ranges from 10% of an executive's base salary to 100% of base salary, although the Compensation Committee reserves the right to adjust awards at its discretion (including awarding over 100% of base salary in incentive payments).

During 2013, the Company and the scrap metal industry in general continued to experience challenging market conditions, which have prevailed in the scrap metal industry for the last several years.  The Company’s revenue and profit declined throughout 2013 as a result of the weak market for scrap metal.  During the year, the Company’s President resigned, and the Company’s 86-year-old founder retired from his position as CEO.  The Company's Chairman of the Board agreed to become interim CEO. The Board initially negotiated a Management Services Agreement with Blue Equity, LLC ("Blue Equity") which was terminated in July 2013.  The Board subsequently negotiated a Management Agreement with Algar, Inc., and as part of this agreement, appointed Sean Garber as President of the Company.  The Management Agreement with Algar, Inc. went into effect on December 2, 2013.

As a result of the declining operating performance of the Company throughout 2013, which carried over from 2012, the Board did not believe it would be appropriate to provide performance bonuses to management.  Instead, the Board focused on identifying new management that could stabilize the business.  Accordingly, when the Board entered into Management Agreements with each of Blue Equity and Algar, the Board included specific performance objectives and incentive compensation in connection with those objectives; no performance bonuses were paid in 2013 under these agreements. In light of the declining operating performance of the Company in 2013, the Board as a whole discussed and addressed all executive compensation decisions in 2013 rather than acting through its Compensation Committee.

Long Term Incentive Plan
Long-term incentive compensation opportunities are performance-based. Long-term incentives provided by the Company consist of equity awards based on achievement of certain corporate targets. The terms of the long-term incentive awards are more fully described below. The Company may award long-term incentives in the form of restricted stock, stock options and other forms of equity incentives as more fully described in the Company's Long-Term Incentive Plan. The Compensation Committee believes equity-based performance awards provide an adequate incentive to management to perform well for shareholders. In addition, equity awards have been an effective means of attracting and retaining management talent.

The Company designs its long-term incentive plans to ensure that incentive compensation reflects the growth and profitability of the Company. Each of the equity-based awards offered by the Company is intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align management's interests with shareholders' interests.

Stock Options
The Company awards stock options because it believes they serve a valuable purpose in aligning management's interests with shareholders' interests. Because stock options generally vest over time, they serve not only as an incentive for superior performance, but also as a retention device. The Company generally receives an income tax deduction when an executive exercises a stock option.

Restricted Stock Awards
A “Restricted Stock Award” is a grant of shares of Company stock in which the recipient's rights in the stock are restricted until the shares either vest or lapse in restrictions. Such shares of stock are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the recipient, or achievement of performance or other objectives, as determined by the Compensation Committee.

For Restricted Stock awards, the Compensation Committee has established a three-year vesting schedule, in equal, sequential, annual installments beginning on the first anniversary of the grant date.

Unless otherwise prescribed by existing employment contracts or other agreements, long-term incentives will range from 7.5% to 30% of an executive's base salary. The Company may also award long-term incentive compensation to other senior managers in amounts ranging from 3.8% to 15% of the manager's base salary.

Perquisites
The Company provides certain members of management various perquisites that are provided by similar companies throughout the industry and include health, dental, vision, life and disability insurance and in the case of some Named Executive Officers, car allowances. We furnish these benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

Retirement and Other Benefits
The Named Executive Officers are eligible to participate in the retirement and benefit programs described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally when changes are proposed. The Compensation Committee believes the benefits provided by these programs are important factors in attracting and retaining executive officers, including the Named Executive Officers.

401(k) Savings Plans
The Named Executive Officers are eligible to participate in our defined contribution retirement plan under Section 401(k) of the Internal Revenue Code on the same basis as all other eligible employees. Prior to January 1, 2013, eligible employees could contribute a maximum of 15% of their annual salary. Beginning January 1, 2013, eligible employees may contribute 100.0% of their annual salary to meet the IRS limit of $17,500. Under the plan, we match 25% of each employee's voluntary contribution up to 6% of their gross salary. We also offer an additional discretionary match for eligible employees who contribute 7.0% - 10.0% of their weekly wages. In an effort to decrease expenses, we suspended the employee match under the plan for an undetermined period of time effective March 1, 2014.

Health and Welfare Plan
We share or pay for the cost of medical, dental, vision, basic life insurance and disability benefits with all eligible full-time regular employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees, unless otherwise specified in an individual employment contract.
See “Summary Compensation Table” above for a summary of the reportable benefits for the Named Executive Officers. We furnish the above benefits to provide an additional incentive for our management and to remain competitive in the general marketplace for managerial talent.

Executive Employment Agreement and Consulting Agreement with Brian Donaghy:
On August 2, 2007, we named Brian G. Donaghy our President and Chief Operating Officer. In connection with his selection as President and Chief Operating Officer, we entered into an executive employment agreement with him (the "Original Employment Agreement"), which we amended effective April 14, 2009. The Original Employment Agreement, as amended (the “Amended Employment Agreement”), set Mr. Donaghy's annual salary at $200,000 retroactive to January 1, 2009, with a term expiring December 31, 2013. The Company approved a $100,000 increase to Mr. Donaghy's base salary effective January 1, 2011. The Original Employment Agreement authorized the issuance of 30,000 shares of our Common Stock per year through 2011, payment of which was subject to the Company's achievement of the EBIDTA requirement under the agreement. The Amended Employment Agreement authorized an additional 30,000 shares of our Common Stock per year for 2012 and 2013, which was approved by the shareholders at the annual meeting held on June 16, 2009 and payment of which was subject to the Company's achievement of the EBITDA requirement under the agreement. We entered into an amended executive employment agreement effective April 1, 2010 (the “April Amendment”), which extended the initial term of our employment agreement with Mr. Donaghy through June 30, 2015. Other changes in the April Amendment entitled Mr. Donaghy to certain bonuses based on the then-applicable EIP and MIP. No bonuses were paid to Mr. Donaghy in 2013 or 2012 based on the April Amendment.

On June 11, 2013, Mr. Donaghy notified us that, effective immediately, he was resigning from his position as our President and Chief Operating Officer and all other positions he held with us, including principal executive officer.

On June 17, 2013, Mr. Donaghy entered into a Termination and Consulting Agreement (the “Consulting Agreement”) with us pursuant to which Mr. Donaghy provided consulting services to us with respect to the scrap metal industry with compensation at a monthly rate of $12,500. The Consulting Agreement terminated the April Amendment. During the consulting period, we paid premiums for Mr. Donaghy's COBRA coverage to the extent of the amount of coverage premiums paid by us immediately before Mr. Donaghy's termination of employment. The Consulting Agreement was terminated effective December 16, 2013.

In connection with the Consulting Agreement, Mr. Donaghy granted us a full release of our obligations under the April Amendment. We granted Mr. Donaghy a release of his non-competition obligations under that agreement, but the Consulting Agreement provided that Mr. Donaghy may not solicit our employees to leave the Company during the consulting period and for two years thereafter and may not be employed by certain industry competitors during the consulting period.

Executive Employment Agreement and Consulting Agreement with James K. Wiseman, III
On August 2, 2007, we named James K. Wiseman, III our Vice President.  This employment agreement ended on April 4, 2012 and was not renewed. Pursuant to Mr. Wiseman's employment agreement, he was entitled to an annual base salary of $136,500.  He was also eligible for bonus compensation from time to time as determined by our Compensation Committee and approved by our board of directors.  In addition, we provided Mr. Wiseman with an $800 per month car allowance, as well as allowances to cover his fuel and cell phone expenses.  Mr. Wiseman was also eligible to participate in our employee benefits and deferred compensation plans that are generally available to our employees.

Beginning April 5, 2012, Mr. Wiseman's annual salary and benefits remained similar to those he maintained under the terms of his employment agreement. The Company's former President used various resources to assist him in designing a compensation structure for Mr. Wiseman.  First, the former President consulted with two board members with extensive experience in the scrap metal industry and who operated active businesses during this time.  In addition, the former President maintained a regular dialog with executive recruiters specializing in the scrap metal industry, which helped him stay apprised of compensation packages awarded to executives in roles similar to that of Mr. Wiseman.

On October 29, 2013, James K. Wiseman notified us of his intent to retire as our Vice President and General Manager of Recycling and to resign from all other positions he held with us and our subsidiaries.

Because of Mr. Wiseman’s experience with us and in the scrap metal industry, on November 1, 2013, Mr. Wiseman entered into a Consulting Agreement (the “Wiseman Consulting Agreement”) with us pursuant to which Mr. Wiseman provides consulting services to us with respect to that industry with compensation at a monthly rate of $10,000.

The Wiseman Consulting Agreement may not be terminated by either party until after October 31, 2014 after which time either party may terminate the Wiseman Consulting Agreement by giving 30 days prior written notice of termination to the other party. Under the Wiseman Consulting Agreement, during the consulting period, we are required to pay premiums for Mr. Wiseman’s COBRA coverage to the extent of the amount of coverage premiums paid by us immediately before Mr. Wiseman’s termination of employment.

In connection with the Wiseman Consulting Agreement, Mr. Wiseman granted us a release of our obligations to pay any salary and welfare plan benefits under his Employment Agreement. The Company granted Mr. Wiseman a release of his non-competition obligations under that agreement, but the Wiseman Consulting Agreement provides that Mr. Wiseman may not solicit our employees to leave the Company during the consulting period and for two years thereafter.

Compensation Recovery
Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our principal executive officer and principal financial officer. In addition, we expect to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that the SEC is expected to issue under that Act. We have elected to wait until the SEC issues guidance about the proper form of a clawback policy before formulating our policy.

Management Services Agreement
For information related to the compensation of Mr. Garber as President, see the discussion of the Management Agreement on page 6.

Change of Control Agreements
None of the Company's employment agreements provide for payments in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information with respect to outstanding equity awards for each Named Executive Officer as of December 31, 2013.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Harry Kletter CEO (former)	—	$—	N/A

Orson Oliver (1) Interim CEO	30,000	$4.23	June 30, 2014

Alan Schroering Vice-President of Finance Interim CFO	—	$—	N/A

Brian Donaghy President and COO (former)	—	$—	N/A

Jim Wiseman Vice-President of Recycling (former)	—	$—	N/A

(1)
Mr. Oliver was awarded 30,000 options to purchase shares of our Common Stock on July 1, 2009. The market value of the stock options is based on a closing price of $4.23 per share on grant date. These shares were fully vested and were exercised on June 30, 2014.

2013 Director Compensation Table

The following table summarizes the compensation earned by or awarded to each director, other than a Named Executive Officer, during 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)

Albert Cozzi	$33,000	$—	$—		$33,000
Alan Gildenberg	29,000	—	20,000	(3)	49,000
David Russell	19,000	—	—		19,000
Francesca Scarito	29,000	—	75,000	(3)	104,000
Ronald Strecker	14,000	—	—		14,000

(1)
The amount reflects fees of $5,000 per Board meeting and $2,000 per Audit Committee meeting for those directors attending in person and assigned to the respective committee. Mr. Cozzi attended five Board meetings and four Audit Committee meetings in person during 2013. Mr. Gildenberg attended five Board meetings and three Audit Committee meetings in person during 2013. He was not paid for one of the Audit Committee meetings, as he was not a member of the Audit Committee at the time of attendance. Dr. Russell resigned as a director on May 7, 2013. He attended three Board meetings and two Audit Committee meetings in person during 2013 prior to his resignation. Ms. Scarito attended five Board meetings and four Audit Committee meetings in person during 2013. She was not paid for two of the Audit Committee meetings, as she was not a member of the Audit Committee at the time of attendance. Mr. Strecker was appointed as a director and member of the Audit Committee in July 2013. He attended two Board meetings and two Audit Committee meetings in person in 2013. See also the "Executive Compensation Discussion and Analysis" section for a discussion of Orson Oliver's compensation. In addition to serving as our Chairman, Mr. Oliver also serves as our interim CEO. The Nominating Committee met once during 2013 in conjunction with a telephonic Board meeting. The Compensation Committee did not meet in 2013.

(2)	As of December 31, 2013, each non-employee Director, except Mr. Strecker, had 30,000 stock options outstanding. We did not grant any stock option awards to directors in 2013.

(3)	The amount reflects consulting fees earned for financial consulting work performed for the Company in 2013.

Beginning with the May 2012 Board meeting, the Company revised its Board compensation policy to provide for payments to Board members of $5,000 per Board meeting and $2,000 per committee meeting. The Board held three telephonic meetings during 2013 and the members received no compensation for those meetings. The Nominating Committee held one telephonic meeting during 2013 and the members received no compensation for that meeting. The Board has not established a policy regarding compensation for telephonic meetings.

Also, with respect to Mr. Strecker, in January 2014, the Company awarded him options for 30,000 shares of our Common Stock at an exercise price of $3.47 per share, the stock price on the date of grant, January 16, 2014. These options vested immediately. The aggregate grant date fair value of this award computed in accordance with ASC Topic 718 is $59,393.

On May 16, 2014, the Company awarded the non-employee Directors a total of 292,000 options to purchase shares of our Common Stock at an exercise price of $4.68 per share, the stock price on the date of grant, in full payment for 2012, 2013 and 2014 Board fees, committee fees and other consulting services owed. These options vested immediately. The aggregate grant date fair value of these awards computed in accordance with ASC Topic 718 is $750,440.

Messrs. Kletter and Donaghy resigned as directors on May 7, 2013. Mr. Kletter and Mr. Donaghy received no additional consideration for serving on the Board of Directors. The Compensation Committee will determine fees for all non-employee Directors elected to serve until 2015 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on October 15, 2014.

Shares Available for Grant and Options/Warrants Outstanding

       The following information is provided as of December 31, 2013 with respect to our existing compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	180,000	$4.59	2,095,150
Equity compensation plans not approved by security holders	—	—	—
Total	180,000	$4.59	2,095,150

Additional Executive Officer and Significant Employee Information

Name	Served as an Executive Officer From	Age	Position with the Registrant and Other Principal Occupations
Orson Oliver	2013	70
Mr. Oliver has been our director since 2005, our Chairman of the Board since 2012 and our interim Chief Executive Officer since 2013. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In 1975, he joined Bank of Louisville as general counsel. In 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. From May 2004 through December 2011, Mr. Oliver also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $320 billion as of December 31, 2013. Mr. Oliver has been a member of the board of directors of the Al J. Schneider Company since February 2004. Beginning in 2013, Mr. Oliver also serves as a director of the Bankers' Bank of Kentucky.

Sean Garber	2013	47
Mr. Garber has been our President since December 2013. Mr. Garber is also President of Algar, Inc., a company specializing in the sale of new and used auto parts, as well as in automobile and metal recycling. He has served as Algar's Chief Executive Officer since 2005. Prior to joining Algar, Mr. Garber owned Riverside Mortgage, Inc., a residential mortgage brokerage company, which he sold in 2006. Before Riverside Mortgage, Inc., Mr. Garber owned and operated CMJ Ventures, LLC, a trademarked and licensed apparel business. For information regarding the Company's appointment of Mr. Garber as President, the information regarding the Management Agreement, Irrevocable Proxy, and Garber/Oliver Agreement set forth under Voting Securities is hereby incorporated by reference.

Alan L. Schroering	2000	48
Vice President of Finance since November 2011, and Interim Chief Financial Officer since August 2012. Mr. Schroering served as Chief Financial Officer from May 2001 until November 2011. Mr. Schroering served as a board member from June 2000 to May 2001. Mr. Schroering has served as Treasurer from October 2001 to November 2011 and from August 2012 to present. Mr. Schroering served in several accounting positions with National Processing Company from April 1998 to May 2000. Mr. Schroering served previously in several accounting positions with the Company from November 1984 to March 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or any of their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Board. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and in its discretion may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. If the related person at issue is a director of the Company, or a family member of a director, then that director would recuse himself and abstain from voting on the approval of the related person transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the committee's discussions of the related person transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person's interest in the transaction.

As appropriate for the circumstances of the related person transaction, the Audit Committee will review and consider the following:

•	The related person's interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction will be undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose, and the potential benefits to us, of the transaction; and

•
Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, and not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

Unless the transaction is excluded by the instructions to the SEC's related person transaction disclosure rule, any approved related person transaction would be disclosed in accordance with SEC rules.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

K & R Lease; K & R Consulting Agreement

On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R, LLC and (ii) the provision of consulting services by K & R to us. K & R beneficially owns more than 5% of our issued and outstanding Common Stock. K & R is wholly-owned by Kletter Holding, LLC, the sole member of which as of December 31, 2013 was Harry Kletter, our former Chief Executive Officer. Accordingly, Mr. Kletter's interest in the transaction described below is substantially equivalent to that of K & R.

Lease Agreement. The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for our commercial, retail and industrial waste and recycling management services offices, an approximately 13,995 square foot building used as the paper recycling plant, an approximately 12,000 square foot building used as a metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five buildings ranging in size from approximately 8,000 to 256 square feet.

The initial term of the K & R lease was for ten years with two five-year option periods available thereafter. The base rent for the first five years was $450,000 per annum. The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106. The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500. The base rent for the second five-year option period, beginning January 1, 2013, became $645,984 per annum, payable at the beginning of each month in an amount equal to $53,832. This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index. The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control of the Company. We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The K & R lease provides for our indemnification of K & R for all damages arising out of the use of or the condition of the leased premises excepting K & R's negligence. Under the K & R lease, “change in control” means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices. Without the prior consent of K & R (and in the case of (ii) below, the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises. The K & R lease requires us to indemnify K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R's negligence. The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage. All rent ceases as of the “injury date” under these circumstances. The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which continue for 30 days after written notice, unless we are diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R. Upon the occurrence of an event of default, K & R can, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages.

K & R Consulting Agreement. The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2009, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At each of December 31, 2012, 2011, 2010 and 2009, the agreement automatically renewed for an additional one year. In connection with Mr. Kletter's retirement from his positions of CEO and Director in 2013 and the termination of a management agreement with Blue Equity, LLC, the K & R consulting agreement and amendments thereof were terminated effective July 31, 2013. The K & R consulting agreement required K & R to provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions. The consulting agreement was amended on April 1, 2010, to increase the annual payment to K & R by $240,000 to $480,000, payable in equal monthly installments of $40,000. The Board approved the increase to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. The amended consulting agreement was amended effective January 1, 2012 to decrease the annual payment to K&R by $240,000 to $240,000, payable in equal monthly installments of $20,000. The Board approved the decrease to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided. We were responsible for all of K & R's expenses incurred on our behalf and paid to K & R $140,000 in equal monthly installments of $20,000 in connection with the K & R consulting activities in 2013.

We compensated our principal shareholder and former Chief Executive Officer through consulting fees pursuant to the K & R consulting agreement.

The K & R consulting agreement provided for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R consulting agreement further provided that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Other related party transactions
Termination and Consulting Agreement with Brian Donaghy:
On June 11, 2013, Brian G. Donaghy notified us that, effective immediately, he was resigning from his position as our President and Chief Operating Officer and all other positions he held with us, including principal executive officer.

On June 17, 2013, we entered into a Termination and Consulting Agreement (the “Consulting Agreement”) with Mr. Donaghy pursuant to which Mr. Donaghy provided consulting services to us with respect to the scrap metal industry with compensation at a monthly rate of $12,500. The Consulting Agreement terminated Mr. Donaghy's Amended and Restated Employment Agreement with us dated as of April 1, 2010. During the consulting period, we paid premiums for Mr. Donaghy's COBRA coverage to the extent of the amount of coverage premiums paid by us immediately before Mr. Donaghy's termination of employment. The Consulting Agreement was terminated effective December 16, 2013.

In connection with the Consulting Agreement, Mr. Donaghy granted us a full release of our obligations under his Amended and Restated Employment Agreement. We granted Mr. Donaghy a release of his non-competition obligations under that agreement, but the Consulting Agreement provides that Mr. Donaghy may not solicit our employees to leave the Company during the consulting period and for two years thereafter and may not be employed by certain industry competitors during the consulting period.
Retirement of and Consulting Agreement with James K. Wiseman:
On October 29, 2013, James K. Wiseman notified us of his intent to retire as our Vice President and General Manager of Recycling and resign from all other positions he held with us and our subsidiaries. Mr. Oliver, our interim Chief Executive Officer, became responsible for our day-to-day operations.

Because of Mr. Wiseman’s experience with us and in the scrap metal industry, on November 1, 2013, we entered into a Consulting Agreement with Mr. Wiseman (the “Wiseman Consulting Agreement”) pursuant to which Mr. Wiseman provides consulting services to us with respect to that industry with compensation at a monthly rate of $10,000. The Wiseman Consulting Agreement provides for the termination of Mr. Wiseman’s employment with us as the Vice President and General Manager of Recycling.

The Wiseman Consulting Agreement may not be terminated by either party until after October 31, 2014 after which time either party may terminate the Wiseman Consulting Agreement by giving 30 days prior written notice of termination to the other party. Under the Wiseman Consulting Agreement, during the consulting period, we are required to pay premiums for Mr. Wiseman’s COBRA coverage to the extent of the amount of coverage premiums paid by us immediately before Mr. Wiseman’s termination of employment.

In connection with the Wiseman Consulting Agreement, Mr. Wiseman granted us a release of our obligations to pay any salary and welfare plan benefits under his Executive Employment Agreement. We granted Mr. Wiseman a release of his non-competition obligations under that agreement, but the Wiseman Consulting Agreement provides that Mr. Wiseman may not solicit our employees to leave the Company during the consulting period and for two years thereafter.

Management Services Agreement with Algar, Inc. and appointment of Sean Garber as President:

On December 2, 2013, we entered into the Management Agreement with Algar, Inc. ("Algar"), under which Algar provides us with day-to-day senior executive level services. Algar will also provide business, financial, and organizational strategy and consulting services, as our Board of Directors may reasonably request from time to time. Sean Garber is Algar's Chief Executive Officer and owns 32.5% of Algar's equity.

Under the Management Agreement, Algar will be paid a bonus in an amount equal to 10.0% of any year-over-year increase in our pre-tax income during the term. Subject to shareholder approval and restrictions on exercisability set forth in the Stock Option Agreement, we granted Algar an option to purchase a total of 1.5 million shares of our Common Stock at an exercise price per share of $5.00. The term of the Management Agreement is effective December 1, 2013 and extends through December 31, 2016, subject to earlier termination upon mutual agreement or upon circumstances set forth in the agreement.

On December 2, 2013, in connection with the Management Agreement, our Board of Directors appointed Mr. Garber as President. Under the Management Agreement, we will reimburse Algar for the portion of Mr. Garber’s salary that is attributable to Algar’s services under the Management Agreement in an amount not to exceed $20,833 per month, or $250,000 per year. On June 11, 2014, our Board appointed Mr. Garber as a member of the Board of Directors.

During the six month period ended June 30, 2014, we expensed management fees to Algar of $190,100. During the six month period ended June 30, 2014, we accrued a bonus payable to Algar in the amount of $340,000 per the Management Agreement. During the six month period ended June 30, 2014, we sold scrap material in the amount of $329,000 to Algar. As of June 30, 2014, we had $214,400 in accounts payable to Algar and $27,000 in accounts receivable from Algar.

Scrap material sales to Metal X, LLC:

On June 13, 2014, the Company issued 857,143 shares of our Common Stock and a warrant to purchase an additional 857,143 shares of our Common Stock pursuant to a Securities Purchase Agreement to Recycling Capital Partners, LLC, an investment entity principally owned by Daniel M. Rifkin, CEO of MetalX LLC, a scrap metal recycling company. As of the date of this proxy statement, Recycling Capital Partners beneficially owns approximately 10.77% of the issued and outstanding shares of our Common Stock. During the six month period ended June 30, 2014, we sold scrap material in the amount of $889,700 to MetalX, LLC. As of June 30, 2014, we had $119,200 thousand in accounts receivable from MetalX, LLC.

Stock Purchase Agreement between Harry Kletter and Blue Equity

Pursuant to a Stock Purchase Agreement dated November 1, 2013, Mr. Kletter purchased 125.0 thousand shares of the Company's Common Stock from an affiliate of Blue Equity, LLC ("Blue Equity") at a purchase price of $4.00 per share, or $500.0 thousand in the aggregate.  As part of the transaction, Blue Equity waived the Company's obligation to redeem the shares in accordance with the Management Services Agreement by and between the Company and Blue Equity entered into on April 1, 2013 (the "Blue Equity Management Agreement").  The Blue Equity Management Agreement was terminated effective July 31, 2013.  As of December 31, 2013, Mr. Kletter beneficially owned approximately 1.8 million shares, or 25.9%, of the Company's issued and outstanding Common Stock.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.
In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants' independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding registered public accountants' communications with the Audit Committee concerning independence, and has discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants' independence. The Audit Committee also discussed with management the independent registered public accounting firm and the quality and adequacy of our internal controls. The Audit Committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.
On March 26, 2014, the Audit Committee discussed and reviewed with the independent registered public accountants all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accountants' examination of the financial statements. The Audit Committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy Chilton Medley LLP to the Audit Committee. The Audit Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors' independence.

The Audit Committee reviewed our audited financial statements with the independent registered public accountants on March 26, 2014 and with management on March 26, 2014. The Audit Committee met once during the first quarter of 2014 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2013, and to review the annual report on Form 10-K, as amended by Form 10-K/A, and related press releases for the fiscal year ended December 31, 2013. Based upon these reviews, the Audit Committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
The Audit Committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Ronald Strecker, director and Audit Committee chairman
Al Cozzi, director and Audit Committee member
Vincent J. Tyra, director and Audit Committee member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

The aggregate fees billed for professional services by principal accountants Mountjoy Chilton Medley LLP in 2013 and 2012 are as follows:
Audit Fees: $135,925 and $118,900 to principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2013 and 2012, respectively, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.
Audit Related Fees: $8,250 and $8,000 to principal accountants Mountjoy Chilton Medley LLP for the annual audit of our 401(k) retirement plan for the years ended December 31, 2012 and 2011, respectively. Also, $4,000 paid in 2013 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to additional time incurred for procedures involving research and review related to an SEC comment letter in 2013 and review of certain Form 8-K filings. Also, $4,300 paid in 2012 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the review of the amended annual report on Form 10-K in 2011 for the year ended December 31, 2010.
Tax Fees: No tax services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2013 and 2012.
All Other Fees: No other services were provided by principal accountants Mountjoy Chilton Medley LLP for the years ended December 31, 2013 and 2012.
The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.
The Audit Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. The full Audit Committee, or in its absence, the chair of the Audit Committee, may pre-approve non-audit services. No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. Mountjoy Chilton Medley LLP did not provide any such services in 2013.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, shareholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. Any such proposal must comply with Rule 14a-8.

All proposals of shareholders pursuant to Rule 14a-8, and all notices of other proposals and director nominations of shareholders intended to be presented at the next annual meeting of shareholders, must be received at our principal executive offices in Louisville, Kentucky, on or before April 29, 2015 for inclusion in our proxy statement and form of proxy relating to that meeting. All shareholder proposals must comply with the applicable requirements of the federal securities laws. This deadline will also apply in determining whether notice is timely for purposes of exercising discretionary voting authority with respect to proxies for purposes of Rule 14a-4(c) under the Exchange Act.

OTHER MATTERS

The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above. However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with the recommendations of the Board, or, in the absence of such a recommendation, in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael P. Shannonhouse
Michael P. Shannonhouse
Secretary

Louisville, Kentucky
August 27, 2014

z	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDUSTRIAL SERVICES OF AMERICA INC.				{

					For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS			Proposal 1. To elect seven (7) directors for a term expiring in 2015;		☐	☐	☐
TO BE HELD ON OCTOBER 15, 2014			(01) Orson Oliver	(05) Sean Garber
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The shareholder of record hereby appoints Orson Oliver and Francesca Scarito, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Industrial Services of America, Inc. (the “Company”), to be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Wednesday, October 15, 2014, at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and at their discretion, upon such other matters as may properly come before this meeting.

      This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, the Proxy will be voted FOR proposals (1) - (3).
			(02) Albert Cozzi	(06) Vince Tyra
			(03) Ronald Strecker	(07) William Yarmuth
(04) Francesca Scarito

INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “For All Except” and write that nominee(s') name(s) in the space provided below.

					For	Against	Abstain
			Proposal 2. To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;		☐	☐	☐
					For	Against	Abstain
			Proposal 3. To approve the issuance of options to purchase 1,500,000 shares of our Common Stock to Algar, Inc. (the "Manager"), pursuant to the Stock Option Agreement with the Manager.		☐	☐	☐

Discretionary Authority: To vote with discretionary authority with respect to all other matters as may properly come before the meeting or any adjournment thereof.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.	9	☐

PLEASE CHECK BOX FOR ADDRESS CHANGE AND NOTE CHANGE.	9	☐

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.

x		y

▲	Detach above card, sign, date and mail in postage paid envelope provided. INDUSTRIAL SERVICES OF AMERICA, INC.	▲

     Only shareholders of record at close of business on August 11, 2014 are entitled to notice of and to vote at the annual meeting. In the event the annual meeting should be adjourned to a date that is 120 days later than October 15, 2014, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/4877